EXHIBIT 5.1

David M. Rothenstein Senior Vice President & General Counsel Phone: (410) 694-5700
7035 Ridge Road Hanover, Maryland 21076 www.ciena.com

November 14, 2016

Board of Directors
Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076

Ladies and Gentlemen:

This opinion letter is furnished to you to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the registration statement on Form S-8 (the “Registration Statement”) of Ciena Corporation (the "Company") filed with the Securities and Exchange Commission, relating to the registration of deferred compensation obligations (the "Obligations"), which represent general unsecured obligations of the Company that may be incurred by the Company under its Deferred Compensation Plan, effective November 1, 2016 (the "Plan"). For purposes of this opinion letter, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, I am of the opinion that the Obligations, when issued and delivered in accordance with the terms of the Plan, will be binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) is subject to the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law.

This opinion letter has been prepared for your use in connection with the Registration Statement. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary